Exhibit (d)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of August 23, 2018 (the “Agreement”), between FUNDVANTAGE TRUST, a Delaware Statutory Trust (the “Trust”), on behalf of the series of the Trust set forth on Schedule A to this Agreement (the “Fund”), and BNY Mellon Asset Management North America Corporation (the “Investment Adviser”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and currently offers or proposes to offer shares representing interests in separate investment portfolios, including the Fund;

WHEREAS, the Trust desires to retain the Investment Adviser to render certain investment advisory services to the Fund, and the Investment Adviser is willing to so render such services; and

WHEREAS, the Board of Trustees of the Trust (the “Board of Trustees”) has approved this Agreement, and the Investment Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

Section 1. APPOINTMENT.

The Trust hereby appoints the Investment Adviser to act as the investment adviser for the Fund for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

Section 2. DELIVERY OF DOCUMENTS.

(a)           The Trust has furnished or will furnish the Investment Adviser with copies of each of the following:

(i)            Resolutions of the Board of Trustees authorizing the appointment of the Investment Adviser and the execution and delivery of this Agreement; and

(ii)           The amendment to the Trust’s registration statement on Form N-1A relating to the Fund filed with the Securities and Exchange Commission (“SEC”) in effect under the Investment Company Act of 1940, as amended (such registration statement, as presently in effect and as it shall from time to time be amended and supplemented, is herein called the “Registration Statement”).

(b)          The Trust will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the Registration Statement, if any, and to the extent that such supplements or amendments materially impact the services provided under this Agreement, the Trust will provide such supplements or amendments prior to submission with SEC. In addition all copies of the resolutions of the Board of Trustees or amendments or supplements thereof will, upon the Investment Adviser’s request, be properly certified or authenticated.

(c)           In addition to the foregoing, the Trust will also provide the Investment Adviser with copies of the Trust’s Agreement and Declaration of Trust and By-Laws, and any registration statement or service contracts related to the Fund, and will promptly furnish the Investment Adviser with any amendments of or supplements to such documents.

(d)          The Trust acknowledges receipt of Part 2A and Part 2B of the Investment Adviser’s Form ADV prior to execution of this Agreement.

Section 3. MANAGEMENT.

Subject to the supervision of the Board of Trustees, the Investment Adviser will provide for the management of the Fund including (i) the provision of a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund, (ii) the determination from time to time of what securities and other investments will be purchased, retained, or sold for the Fund, and (iii) the placement from time to time of orders for all purchases and sales made for the Fund. The Investment Adviser will provide the services rendered by it hereunder in accordance with the Fund’s investment objectives, restrictions and policies as stated in the Registration Statement, provided that the Investment Adviser has reasonable prior written notice of any changes by the Board of Trustees to such investment objectives, restrictions or policies and Investment Adviser has consented to any such changes (such consent not to be unreasonably withheld). The Investment Adviser further agrees that it will render to the Board of Trustees such periodic and special reports regarding the performance of its duties under this Agreement as the Board of Trustees may reasonably request. The Investment Adviser agrees to provide to the Trust (or its agents and service providers) prompt and accurate data with respect to the Fund’s transactions and, where not otherwise available, the daily valuation of securities in the Fund.

Section 4. BROKERAGE.

(a)           Subject to the Investment Adviser’s obligation to seek best execution under the circumstances of the particular transaction, the Investment Adviser shall have full discretion to select brokers or dealers to effect the purchase and sale of securities. When the Investment Adviser places orders for the purchase or sale of securities for the Fund, in selecting brokers or dealers to execute such orders, the Investment Adviser is expressly authorized to consider the full range and quality of a broker’s services, including, among other things, the broker or dealer’s execution capability, commission rate, financial responsibility and responsiveness as well as the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Fund directly or indirectly. In no event shall Investment Adviser be under any duty to obtain the lowest commission or best net price for the Fund on any particular transaction. Investment Adviser is not under any duty to execute transactions for the Fund before or after transactions for other like accounts managed by Investment Adviser. Without limiting the generality of the foregoing, the Investment Adviser is authorized to cause the Fund to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Fund or who otherwise provide brokerage and research services utilized by the Investment Adviser, provided that the Investment Adviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Investment Adviser’s overall responsibilities with respect to accounts as to which the Investment Adviser exercises investment discretion. The Investment Adviser may aggregate securities orders so long as the Investment Adviser adheres to a policy of allocating investment opportunities to the Fund over a period of time on a fair and equitable basis relative to other clients. In no instance will the Fund’s securities be purchased from or sold to the Trust’s principal underwriter, the Investment Adviser, or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.

(b)          The Investment Adviser shall report to the Board of Trustees at least quarterly with respect to brokerage transactions that were entered into by the Investment Adviser, pursuant to the foregoing paragraph, and shall certify to the Board of Trustees that the commissions paid were reasonable in terms either of that transaction or the overall responsibilities of the Investment Adviser to the Fund and the Investment Adviser’s other clients, that the total commissions paid by the Fund were reasonable in relation to the benefits to the Fund over the long term. Further, the Investment Adviser will disclose to the Board of Trustees: (i) all material new or amended arrangements it may have with regard to the Fund’s securities transactions; (ii) the utilization of “soft dollar commissions” by the Fund and the Investment Adviser with respect to the Fund; and (iii) such other matters as the Board of Trustees may reasonably request.

Section 5. CONFORMITY WITH LAW; CONFIDENTIALITY.

The Investment Adviser further agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies having jurisdiction over the Investment Adviser in the performance of its duties hereunder. The Investment Adviser will treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except that such information may be disclosed without consent if such information is or becomes within the public domain (other than by reason of a breach of this clause); if required by law, regulation, judicial process, government order or to satisfy a regulatory request; or after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. In addition, Investment Adviser may disclose confidential information to its officers, employees, affiliates and agents and to other third parties (including, without limitation, custodians, brokers, counterparties and trade data repositories) in connection with the performance of its services under this Agreement or to assist or enable the effective management of the Trust’s overall relationship with Investment Adviser and its affiliated entities.

Section 6. SERVICES NOT EXCLUSIVE.

(a)           The Investment Adviser and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Investment Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Fund or the Trust.

(b)          Nothing in this Agreement shall limit or restrict the Investment Adviser or any of its partners, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account. The Trust acknowledges that the Investment Adviser and its partners, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Fund. The Investment Adviser shall have no obligation to acquire for the Fund a position in any investment which the Investment Adviser, its partners, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Investment Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

(c)          The Investment Adviser agrees that this Section does not constitute a waiver by the Trust of the obligations imposed upon the Investment Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Trust of the obligations imposed upon the Investment Adviser under Section 206 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder. Further, the Investment Adviser agrees that this does not constitute a waiver by the Trust of the fiduciary obligation of the Investment Adviser arising under federal or state law, including Section 36 of the 1940 Act. The Investment Adviser agrees that this Section 6 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

Section 7. BOOKS AND RECORDS.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

Section 8. EXPENSES.

During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Fund shall bear all of its own expenses not specifically assumed by the Investment Adviser. Expenses borne by the Fund shall include, but are not limited to, the following (or the Fund’s share of the following):

(a)           the cost (including brokerage commissions) of securities purchased or sold by the Fund and any losses incurred in connection therewith;

(b)          fees payable to and expenses incurred on behalf of the Fund by the Investment Adviser;

(c)          filing fees and expenses relating to the registration and qualification of the Trust and the Fund’s shares under federal and/or state securities laws and maintaining such registrations and qualifications;

(d)          fees and salaries payable to the Trust’s trustees and officers;

(e)          taxes (including any income or franchise taxes) and governmental fees;

(f)           costs of any liability and other insurance or fidelity bonds;

(g)          any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust or the Fund for violation of any law;

(h)          legal, accounting and auditing expenses, including legal fees of special counsel for the independent trustees;

(i)           charges of custodians and other agents;

(j)           expenses of setting in type and printing registration statements and amendments and/or supplements thereto for existing shareholders, reports, statements, and confirmations to shareholders and proxy material that are not attributable to a class;

(k)          costs of mailing registration statements and amendments and /or supplements thereto to existing shareholders, as well as reports to shareholders and proxy material that are not attributable to a class;

(l)           any extraordinary expenses;

(m)         fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations;

(n)          costs of mailing and tabulating shareholder consents or proxies and costs of shareholders’ and trustees’ meetings;

(o)          costs of independent pricing services to value the Fund’s portfolio securities; and

(p)          the costs of investment company literature and other publications provided by the Trust to its trustees and officers. Distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing registration statements and amendments and/or supplements thereto, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Fund are allocated to such class.

Section 9. VOTING; LITIGATION.

(a)          The Investment Adviser shall have the authority to vote as agent for the Fund, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which the Fund’s assets may be invested from time to time, subject to the Investment Adviser’s proxy voting guidelines and such other policies and procedures of the Investment Adviser as the Board of Trustees may adopt from time to time.

(b)          Investment Adviser will have no obligation to advise, initiate or take any other action on behalf of Fund in any legal proceedings (including, without limitation, class actions and bankruptcies), (each, a “Legal Action”) relating to the securities comprising the assets or any other matter. Investment Adviser will not file proofs of claims relating to the securities comprising the assets or any other matter and will not notify Fund or its custodian of the assets of class action settlements or bankruptcies relating to the assets. Further, Fund agrees that Investment Adviser has no duty to institute, prosecute, defend, settle or otherwise dispose of any claim relating to securities purchased or held by Fund.

Section 10. CUSTODY

Investment Adviser shall at no time act as the Fund’s custodian or have the assets registered in its own name or the name of its nominee, nor shall Investment Adviser in any manner acquire or become physically possessed of any income or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets. In accordance with the preceding sentence, Investment Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets.

Notwithstanding any other provision in this Agreement or in any agreement executed between Trust and its Custodian (each, a “Custody Agreement”), the Trust confirms, and Investment Adviser acknowledges and agrees, that Investment Adviser shall have no authority whatsoever, nor any authority to direct Custodian, to withdraw or transfer funds or securities from an account otherwise than in connection with effecting or settling trades for the accounts pursuant to this Agreement. In the event of a conflict between the provisions of this Agreement and the Custody Agreement, the terms of this Agreement shall control. Custodian and not Investment Adviser is responsible for the collection of income, dividends, and other distributions and for other functions incidental to the role of Custodian.

Section 11. COMPENSATION.

(a)           For the services provided and the expenses assumed pursuant to this Agreement with respect to the Fund, the Trust will pay the Investment Adviser from the assets of the Fund and the Investment Adviser will accept as full compensation therefore from the Fund a fee, computed daily and payable monthly, at the annual rate as a percentage of average daily net assets set forth on Schedule B to this Agreement. For any period less than a full month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month.

(b)          The fee attributable to the Fund shall be satisfied only against assets of such Fund and not against the assets of any other investment portfolio of the Trust. The Investment Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Investment Adviser.

Section 12. LIMITATION OF LIABILITY.

(a)           The Investment Adviser shall not be liable for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). The Fund will indemnify the Investment Adviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Investment Adviser. Indemnification shall be made only following:

(i)            a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Adviser was not liable by reason of disabling conduct or

(ii)           in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Investment Adviser was not liable by reason of disabling conduct by (A) the vote of a majority of a quorum of trustees of the Trust who are neither interested persons of the Trust nor parties to the proceeding (“disinterested non-party trustees”) or (B) an independent legal counsel in a written opinion. The Investment Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Delaware Statutory Trust Act.

(b)          The Investment Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met:

(i)            the Investment Adviser shall provide a security in form and amount acceptable to the Fund for its undertaking;

(ii)           the Fund is insured against losses arising by reason of the advance; or

(iii)          a majority of a quorum of disinterested non-party trustees, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Investment Adviser will ultimately be found to be entitled to indemnification. Any amounts payable by the Fund under this Section shall be satisfied only against the assets of the Fund and not against the assets of any other investment portfolio of the Trust.

Section 13. DURATION AND TERMINATION.

This Agreement shall become effective and continue for an initial two year period as of the date first above written unless sooner terminated as provided herein with respect to the Fund. Thereafter, if not terminated, this Agreement shall continue for successive annual periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that this Agreement may be terminated with respect to the Fund by the Trust at any time, without the payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on 60 days prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 90 days prior written notice to the Trust. This Agreement will immediately terminate in the event of its assignment (as such term is defined in the 1940 Act).

Section 14. cftc/nfa representation.

The Trust represents, warrants and agrees that each of the Trust and Fund will rely on Rule 4.5 of the U.S. Commodity Futures Trading Commission (“CFTC”). The Trust has or will file with the National Futures Association a notice of eligibility claiming an exclusion from the definition of the term “commodity pool operator” under Rule 4.5.

Section 15. AMENDMENT OF THIS AGREEMENT.

No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Fund shall be effective, to the extent required by the 1940 Act, until the applicable shareholders of the Fund approve such amendment in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the SEC.

Section 16. MISCELLANEOUS.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

Section 17. DEFINITIONS.

As used in this Agreement, the terms “affiliated person,” “assignment,” “interested person,” “majority of the outstanding voting securities” and “principal underwriter” shall have the same meaning as such terms have in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the SEC.

Section 18. NOTICE.

(a)           All notices hereunder shall be given in writing and delivered by hand, national overnight courier, facsimile (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day) or mailed by certified mail, return receipt requested, as follows:

(i)            If to the Investment Adviser:

BNY Mellon Asset Management North America Corporation

Attn: Compliance Department

One Boston Place, 201 Washington Street, 14th Floor

Boston, MA 02108

Email: amnacompliance@bnymellon.com

(ii)           If to the Trust:

Joel L. Weiss, President of FundVantage Trust
JW Fund Management LLC
100 Springdale Rd.
Suite A3-416
Cherry Hill, NJ 08003

with copy to:

John P. Falco, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103

(b)          The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier, or (iii) three business days after the date of mailing thereof.

Section 19. GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof. Any action to enforce, arising out of, or relating in any way to this Agreement may be brought and litigated in any Federal or state court or courts located in New Castle County, Delaware, and each party to this Agreement (i) consents to the non-exclusive jurisdiction of any such state or Federal court and to service of process by registered or certified mail, return receipt requested, or by any other means provided by law, and (ii) agrees not to object to venue of any such court.

Section 20. COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FUNDVANTAGE TRUST

By:	/s/ Joel L. Weiss
Name:	Joel L. Weiss
Title:	President

BNY MELLON ASSET MANAGEMENT NORTH AMERICA CORPORATION

By:	/s/ Rose Huening-Clark
Name:	Rose Huening-Clark
Title:	Managing Director

SCHEDULE A

DATED August 23, 2018

TO THE

INVESTMENT ADVISORY AGREEMENT DATED august 23, 2018

BETWEEN

FUNDVANTAGE TRUST AND BNY MELLON ASSET MANAGEMENT NORTH AMERICA CORPORATION

Series of FundVantage Trust

Verplanck Balanced Fund

SCHEDULE B

DATED august 23, 2018

TO THE

INVESTMENT ADVISORY AGREEMENT DATED august 23, 2018

BETWEEN

FUNDVANTAGE TRUST AND BNY MELLON ASSET MANAGEMENT NORTH AMERICA CORPORATION

Investment Advisory Fee Schedule

Fund	Annual Fee as a Percentage of Fund’s Average Daily Net Assets (“Assets”)	Effective Date
Verplanck Balanced Fund	0.12% (12 basis points) on the first $250 million of Assets; 0.10% (10 basis points) on the next $100 million of Assets; and 0.02% (2 basis points) on Assets in excess of $350 million.	August 23, 2018